PLAN AND AGREEMENT OF MERGER
                                     BETWEEN
                             CELTIC INVESTMENT, INC.
                            (an Illinois corporation)
                                       and
                             CELTIC INVESTMENT, INC.
                            (a Delaware corporation)

         This Plan and Agreement of Merger made and entered into this ____ day of January 1998, by and between Celtic Investment, Inc., a Illinois corporation (herein sometimes referred to as the "Illinois Corporation" or "Surviving Corporation"), and Celtic Investment, Inc., a Delaware corporation (herein sometimes referred to as the "Delaware Corporation"), said corporations hereinafter sometimes referred to jointly as the "Constituent Corporations."

                               W I T N E S S E T H

         WHEREAS, the Illinois Corporation is a corporation organized and existing under the laws of the State of Illinois, its Articles of Incorporation having been filed in the office of the Secretary of State of the State of Illinois on or about April 16, 1997; and

         WHEREAS, the total number of shares of common stock which the Illinois Corporation has authority to issue is 25,000,000 of which 500 shares are now issued and outstanding, all of which are owned by the Delaware Corporation; and

         WHEREAS, the sole purpose of the merger agreed to herein is to change the domicile of the Delaware Corporation to the State of Illinois; and

         WHEREAS, the Delaware Corporation is a corporation organized and existing under the laws of the State of Delaware, its Certificate of Incorporation having been filed in the office of the Secretary of State of the State of Delaware on the ____ day of ________, 19__, and a Certificate of Incorporation having been issued by said Secretary of State on that date; and

         WHEREAS, the aggregate number of shares of common stock which the Delaware Corporation has authority to issue is 25,000,000 of which 4,406,477 shares are presently issued and outstanding and entitled to vote on the Plan and Agreement of Merger; and

         WHEREAS, the Board of Directors of each of the Constituent Corporations deems it advisable that the Delaware Corporation be merged into the Illinois Corporation on the terms and conditions hereinafter set forth, in accordance with the applicable provisions of the statutes of the States of Illinois and Delaware respectively, which permit such merger;

         NOW THEREFORE, in consideration of the premises and of the agreements, covenants and provisions hereinafter contained, the Illinois Corporation and the Delaware Corporation, by their respective Boards of Directors have agreed and do hereby agree as follows:


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



                                    ARTICLE I

         The Delaware Corporation and the Illinois Corporation shall be merged into a single corporation, in accordance with applicable provisions of the laws of the State of Delaware and of the State of Illinois, by the Delaware Corporation merging into the Illinois Corporation, which shall be the Surviving Corporation. Such merger shall be effective on the date Articles of Merger are filed in the State of Illinois.

                                   ARTICLE II

         Upon the merger becoming effective as provided by the applicable laws of the State of Delaware and of the State of Illinois (the time when the merger shall so become effective being sometimes herein referred to as the "Effective Date of the merger") the following shall occur:

         1. The two Constituent Corporations shall be a single corporation, which shall be the Illinois Corporation as the surviving corporation, and the separate existence of the Delaware Corporation shall cease except to the extent provided by the laws of the State of Delaware applicable to a corporation after its merger into another corporation.

         2. The Illinois Corporation shall thereupon and thereafter possess all the rights, privileges, immunities and franchises, of a public or a private nature, of each of the Constituent Corporations. All property, real or personal, and all debts due on whatever account, including subscriptions to shares, and all other choses in action, and all and every other interest of, or belonging to, or due to each of the Constituent Corporations, shall be taken and deemed to be vested in the Surviving Corporation without further act or deed; and the title to all real estate, or any interest therein, vested in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the merger.

         3. The Illinois Corporation shall thenceforth be responsible and liable for all of the liabilities and obligations of each of the Constituent Corporations. Any claim existing or action or proceeding pending by or against either of the Constituent Corporations may be prosecuted to judgment as if the merger had not taken place, or the Surviving Corporation may be substituted in its place, and neither the rights of creditors nor any liens upon the property of either of the Constituent Corporations shall be impaired by the merger.

         4. The aggregate amount of the net assets of the Constituent Corporations which was available for the payment of dividends immediately prior to the merger, to the extent that the value thereof is not transferred to stated capital by the issuance of shares or otherwise, shall continue to be available for the payment of dividends by the Surviving Corporation.

         5. The Bylaws of the Illinois Corporation as existing and constituted immediately prior to the effective date of merger shall be and constitute the bylaws of the Surviving Corporation.


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



         6. The directors and officers of the Surviving Corporation shall, at the effective date of the merger be as follows:

             Douglas P. Morris         President/Director
             Frank Lucchese            Chief Financial Officer
             Larry Meek                Director
             Pam Davis                 Director
             Reese Howell, Jr.         Senior Vice President/Secretary/Director

                                   ARTICLE III

         The Articles of Incorporation of the Illinois Corporation shall be amended to change the name of the Illinois Corporation.

                                   ARTICLE IV

         The manner and basis of converting the shares of each of the Constituent Corporations into shares of the Surviving Corporation is as follows:

         1. The 500 shares of stock of the Illinois Corporation now owned and held by the Delaware Corporation shall be canceled and no shares of stock of the Illinois Corporation shall be issued in respect thereto, and the capital of the Illinois Corporation shall be deemed to be reduced by the amount of Five Hundred Dollars ($500) the amount represented by said 500 shares of stock.

         2. Each shares of the Delaware Corporation shall be converted into one fully paid and nonassessable share of capital stock of the Illinois Corporation. No fractional shares shall be issued in the merger and any fractional shares shall be rounded up to the next whole number.

         After the effective date of the merger, each owner of an outstanding certificate or certificates theretofore representing shares of the Delaware Corporation shall be entitled, upon surrendering such certificate or certificates to the Surviving Corporation, to receive in exchange therefor a certificate or certificates representing the number of shares of stock of the Surviving Corporation into which the shares of the Delaware Corporation theretofore represented by the surrendered certificate or certificates shall have been converted as hereinbefore provided. Until so surrendered, each outstanding certificate which, prior to the effective date of the merger, represented shares of the Delaware Corporation shall be deemed, for all corporate purposes, to represent the ownership of the common stock of the Surviving Corporation on the basis hereinbefore provided. The shareholders of the Delaware Corporation shall be entitled to such dissenting shareholder rights as are provided by the corporation law of the State of Delaware.


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


                                    ARTICLE V

         The Delaware Corporation shall pay all expenses of carrying this Plan and Agreement of Merger into effect and accomplishing the merger herein provided for.

                                   ARTICLE VI

         If at any time the Surviving Corporation shall consider or be advised that any further assignment or assurance in law is necessary or desirable to vest in the Surviving Corporation the title to any property or rights of the Delaware Corporation, the proper officers and directors of the Delaware Corporation shall, and will execute and make all such proper assignments and assurances in law and do all things necessary or proper to thus vest such property or rights in the Surviving Corporation, and otherwise to carry out the purposes of this Plan and Agreement of Merger.

                                   ARTICLE VII

         This Plan and Agreement of Merger has been submitted to and approved by the shareholders of each of the Constituent Corporations, as provided by law, and shall take effect upon the filing of Articles of Merger with the Secretary of State of the State of Illinois. Anything herein or elsewhere to the contrary notwithstanding, this Plan and Agreement of Merger may be abandoned by either of the Constituent Corporations by an appropriate resolution of its board of directors at any time prior to its approval or adoption by the shareholders and stockholders thereof, or by the mutual consent of the Constituent Corporations evidenced by appropriate resolutions of their respective boards of directors, at any time prior to the effective date of the merger.

         IN WITNESS WHEREOF, the Illinois Corporation and the Delaware Corporation, pursuant to the approval and authority duly given by resolutions adopted by their respective boards of directors and shareholders have caused this Plan and Agreement of Merger to be executed by the President of each party hereto.

Celtic Investment, Inc.                        Celtic Investment, Inc.
a Delaware corporation                         a Illinois corporation


By  /s/ Douglas P. Morris                     By   /s/  Douglas P. Morris
    Douglas P. Morris, President                   Douglas P. Morris, President


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